Exhibit 99.3

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES TO RECEIVE $500 MILLION EQUITY INVESTMENT FROM TEACHER RETIREMENT SYSTEM OF TEXAS

Investment Expands and Diversifies GGP’s Ownership Base and Preserves Flexibility

CHICAGO, IL and AUSTIN, TX (July 12, 2010) — General Growth Properties, Inc. (NYSE: GGP) and The Teacher Retirement System of Texas (TRS), manager of one of the largest and most successful U.S. pension funds, today announced they have entered into a definitive agreement whereby TRS will invest $500 million in exchange for equity in reorganized GGP at $10.25 per share.  This agreement, subject to Bankruptcy Court approval, enhances GGP’s expected capital structure on emergence from Chapter 11.

GGP’s initial investment agreements with Brookfield Asset Management, Fairholme Funds and Pershing Square Capital Management, which provide sufficient capital for the company to emerge from Chapter 11, include a backstop provision for $1.5 billion of debt and $500 million of equity required for emergence.  Since completing these agreements, GGP has continued to explore alternative financing options to maximize the equity value of the company upon emergence.  GGP’s agreement with TRS is the result of that process.

“The equity investment by TRS is yet another vote of confidence in the future of GGP,” said Adam Metz, chief executive officer of General Growth Properties, Inc.  “We are excited to partner with such an experienced and highly regarded real estate investor that has a proven track record of long-term investments.  Although we previously obtained sufficient capital commitments to enable us to emerge from Chapter 11, this transaction expands and diversifies our ownership base on attractive terms and preserves our ability to continue to seek more favorable equity investments.  We continue to make excellent progress with our restructuring plan and are well on our way to exiting Chapter 11 by October of this year.”

“We are very pleased to make this significant equity investment in GGP,” said Steve LeBlanc, senior managing director, Private Markets of The Teacher Retirement System of Texas.  “We believe our investment in GGP offers us a unique opportunity to obtain a significant position in a large and diversified portfolio of high-quality assets with a solid capital structure, an excellent management team and clear operating strategy.  We believe GGP is very well positioned to create substantial long-term value.  Investing in GGP is consistent with TRS’s strategy of making well-diversified investments designed to produce solid long-term results while managing risks appropriately.”

The TRS investment will be in the equity of reorganized GGP only and will not include any interest in the newly formed company to be spun-off to GGP shareholders upon emergence.

Full text of the motion submitted today to the U.S. Bankruptcy Court is available at http://www.ggp.com/content/Docs/teachers_motion.pdf

UBS Investment Bank and Miller Buckfire & Co. LLC served as financial advisors to General Growth Properties, and Weil, Gotshal & Manges LLP acted as legal counsel to the company on the transaction.

-- CONTINUED --

CONTACT: David Keating, Vice President of Corporate Communications, (312) 960-6325, david.keating@ggp.com

ABOUT GGP
GGP currently has ownership interest and management responsibility for more than 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

ABOUT TEACHER RETIREMENT SYSTEM OF TEXAS

TRS delivers retirement and related benefits authorized by the Texas Legislature and manages the $96.7 billion trust fund established to finance member benefits. Nearly 1.3 million public education and higher education employees and retirees participate in the system.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements.  Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the bankruptcy filings of the debtors not currently emerging from bankruptcy, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to implement a plan or plans of reorganization for the remaining debtors to emerge from bankruptcy, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, and our liquidity demands.  Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release.  The Company disclaims any obligation to update any forward-looking statements.

#   #   #